               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [ ]
Filed by a party other than the Registrant [X]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                    REXENE CORPORATION
 .................................................................
     (Name of Registrant as Specified In Its Charter)

        GUY P. WYSER-PRATTE AND SPEAR, LEEDS & KELLOGG
 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

NEWS RELEASE

                                             [LOGO OF MACKENZIE PARTNERS, INC.]


For further information contact:

Stanley J. Kay
Mark H. Harnett
MacKenzie Partners, Inc.
(212) 929-5500

FOR IMMEDIATE RELEASE:

               REXENE'S LARGEST SHAREHOLDERS MAIL PROXY MATERIALS
                   SEEKING SPECIAL MEETING TO REPLACE BOARD --
                      NEW DIRECTORS TO SEEK HIGHEST OFFER
                         FOR COMPANY BY QUALIFIED BUYER

NEW YORK, NY -- January 2, 1997 -- Wyser-Pratte & Co., Inc. and Spear, Leeds & Kellogg announced today that they have mailed a letter and preliminary solicitation statement to shareholders of Rexene Corporation (NYESE:RXN) asking shareholders to join them in calling a special meeting to replace Rexene's current board of directors and to amend the Company's by-laws.

As previously announced, Wyser-Pratte & Co., Inc. and Spear, Leeds & Kellogg will ask that shareholders elect Jonathan R. Macey, Robert C. Mauch, Lawrence C. McQuade and James S. Pasman, Jr. to Rexene's board and approve certain other proposals specified in the group's preliminary solicitation materials. These new, independent directors would be committed to considering the previously proposed offer from the Salt Lake City, Utah-based Huntsman Corporation, the nation's largest privately-held chemical company. They would also be prepared to consider any higher offers made for Rexene by qualified purchasers.

In their letter to shareholders, Guy P. Wyser-Pratte, president of Wyser-Pratte & Co., Inc. and Fred Kambeitz, Managing Director of Spear, Leeds & Kellogg emphasized, 'We believe that shareholders, the true owners of Rexene, should be able to take advantage of the $16 Huntsman offer, or any other offer that they find acceptable. For this reason, we have started a proxy fight to call a Special Meeting at which shareholders can replace the current board with directors who will seek out the highest offer for your Company.'


                                 - more -

The letter notes that Rexene's stock closed at $9.25 on the day prior to the unsolicited offer from the Huntsman Corporation on July 18, 1996, making Huntsman's latest offer of $16 cash a 73% premium over Rexene's pro-bid price. Rexene's stock closed at $13 5/8 on Tuesday, December 31, 1996.

In a separate statement, Mr. Wyser-Pratte and Mr. Kambeitz also noted that while Rexene has expressed reservations about Huntsman's financial ability to consummate a cash tender offer with Rexene valued at approximately $300 million, on December 24, 1996 Texaco Inc. (NYSE:TX) announced that it had agreed to sell its last chemical plant to Huntsman for about $600 million. Mr. Wyser-Pratte and Mr. Kambeitz further pointed out that Texaco sold the bulk of its chemical business to Huntsman in 1994 for more than $1 billion.

Wyser-Pratte & Co. Inc. and Spear, Leeds & Kellog own a combined 1,902,200 shares or approximately 10.1% of Rexene's outstanding common stock. In order to call the special meeting, shareholders owning a majority of Rexene's outstanding shares must sign agent designation cards in support of calling the meeting.

Wyser-Pratte & Co., Inc. and Spear, Leeds & Kellog anticipate that a definitive solicitation statement and accompanying gold agent designation card for shareholders to execute in favor of calling the Special Meeting will be distributed to Rexene's stockholders in January 1997.


                                   # # #

EDITORS NOTE: Copies of the full text of the letter and solicitation statement are available from MacKenzie Partners, Inc. at (800) 322-2885 (Toll Free) or by fax at (212) 675-0918.